Exhibit 4.3

EXECUTION COPY

SECURITY AGREEMENT

THIS SECURITY AGREEMENT is dated as of October 30, 2007 between AXESSTEL, INC., a Nevada corporation (“Debtor”), and CENTURION CREDIT RESOURCES, LLC, a Delaware limited liability company (“Secured Party”).

WITNESSETH:

WHEREAS, pursuant to a certain Securities Purchase Agreement dated as of even date herewith between Debtor and Secured Party (as the same may be amended, restated, modified or supplemented and in effect from time to time, the “Securities Purchase Agreement”), the Secured Party has agreed, subject to the satisfaction of certain conditions precedent, to purchase (i) a senior secured promissory note in the principal amount of $8,602,125.00 from Debtor and make other financial accommodations to Debtor, and (ii) Five Hundred Thousand (500,000) shares of the $.001 par value common stock of Debtor, which class of stock is currently traded under the symbol “AFT” on the American Stock Exchange; and

WHEREAS, it is a condition precedent to the transactions under the Securities Purchase Agreement that Debtor shall have granted the security interests contemplated by this Agreement to Secured Party in order to secure the payment and performance of the Obligations;

NOW, THEREFORE, in consideration of the foregoing, and in order to induce Secured Party to purchase the Note and Common Stock and make other financial accommodations to Debtor under the Securities Purchase Agreement, Debtor hereby agrees with Secured Party as follows:

SECTION 1. Definitions.

1.1 All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided for in the Securities Purchase Agreement. The following terms, as used herein, have the meanings set forth below:

“Agreement” means this Security Agreement, as the same may be amended, restated, modified or supplemented and in effect from time to time in accordance with the terms hereof.

“Bankruptcy Law” shall mean the United States Bankruptcy Code, or any other present or future law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, preferences, fraudulent conveyances, dissolution or liquidation, any corresponding law of any state, province or foreign jurisdiction, or any succeeding law, and any rules and regulations promulgated thereunder, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

“Bankruptcy Proceeding” shall mean the filing or submission of any petition, answer, pleading or other document for relief, bankruptcy, insolvency, receivership or other remedy, or the existence of any case, action, suit or proceeding, whether voluntary or involuntary, under any Bankruptcy Law.

“Business Day” means any day other than a Saturday, Sunday, any other day on which commercial banks in New York, New York are authorized or required by law or executive order to close, and any other day that is not any of the following Jewish holidays: Rosh Hashanah (both days), Yom Kippur, Succoth (first two (2) days), Shmini Atzereth, Simchas Torah, Passover (first two (2) days and last two (2) days) and Shavuoth (both days).

“Collateral” has the meaning assigned to that term in Section 2.

“Collection Account” has the meaning assigned to that term in Section 4.12(a).

“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in the Tax Code.

“Copyright Collateral Assignment” means, if any, each Collateral Assignment of Copyrights that may be executed and delivered by Debtor to Secured Party pursuant to Section 4.3(b) in substantially the form of Exhibit A attached hereto, as the same may be amended and in effect from time to time.

“Copyrights” means any copyrights, copyright registrations and copyright applications, and all renewals, extensions and continuations of any of the foregoing.

“Deposit Account Control Agreement” has the meaning assigned to that term in Section 4.12(a).

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Federal Registration Collateral” means Collateral with respect to which Liens may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation.

“Intellectual Property” means, collectively, all Copyrights, Patents and Trademarks.

“Other Proceeds” has the meaning given to such term in Section 4.12(a).

“Patent Collateral Assignment” means, if any, each Collateral Assignment of Patents executed and delivered by Debtor to Secured Party in substantially the form of Exhibit B attached hereto, as the same may be amended and in effect from time to time.

“Patents” means any patents, patent registrations and patent applications and all renewals, extensions and continuations of any of the foregoing.

“Perfection Certificate” means that certain Perfection Certificate dated October 10, 2007 executed by Debtor in favor of Secured Party.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that there is no action to levy against or seize any property of Debtor on account of the obligation that is the subject of such contest that is not stayed.

“Permitted Senior Lien” means any Lien securing any Senior Debt that is senior to the Liens of Secured Party pursuant to an Intercreditor Agreement.

“Security Interests” means the security interests granted or provided for pursuant to Section 2 hereof and pursuant to any Copyright Collateral Assignments, Patent Collateral Assignments and Trademark Collateral Assignments, as well as all other security interests created, assigned or provided as additional security for the Obligations pursuant to the provisions of this Agreement or any of the other Collateral Documents.

“SVB” has the meaning given to such term in Section 4.12(a).

“Tax Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Trademark Collateral Assignment” means, if any, each Collateral Assignment of Trademarks executed and delivered by Debtor to Secured Party in substantially the form of Exhibit C attached hereto, as the same may be amended and in effect from time to time.

“Trademarks” means any trademarks, trademark registrations, and trademark applications, all renewals, extensions and continuations of any of the foregoing and all goodwill attributable to any of the foregoing.

“UCC” or Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York, unless the context requires application of the Uniform Commercial Code as in effect in another State, in which case such term means the Uniform Commercial Code as in effect in such State.

“Venezuelan Receivables Proceeds” has the meaning assigned to that term in Section 4.12(a).

1.2 Other Definition Provisions. References to “Sections” shall be to Sections of this Agreement unless otherwise specifically provided. For purposes hereof, “including” is not limiting and “or” is not exclusive. All capitalized terms defined in the UCC and not otherwise defined herein shall have the respective meanings provided for by the UCC. Any of the terms defined in Section 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless the context otherwise requires, all references to Senior Lender shall include any agent for such Senior Lender.

SECTION 2. Grant of Security Interests.

2.1 Collateral. To secure the payment and performance of the Obligations, Debtor hereby grants to Secured Party a security interest in and right of set-off against any and all right, title and interest in and to any and all personal property and interests in personal property of Debtor, whether now owned or existing or hereafter created, acquired or arising, including all of the following properties and interests in properties, whether now owned or hereafter created, acquired or arising, subject to the Excluded Assets below (all being collectively referred to herein as the “Collateral”):

(a) Accounts;

(b) Chattel Paper;

(c) Commercial Tort Claims, including without limitation those Commercial Tort Claims in which Debtor has any interest specified on the Perfection Certificate;

(d) Deposit Accounts, including the Collection Account, and all cash and other property deposited therein or otherwise credited thereto from time to time, and all other monies and property of Debtor in the possession or under the control of Secured Party or any Affiliate, representative, agent or correspondent of Secured Party;

(e) Documents;

(f) General Intangibles, including without limitation any and all Intellectual Property and Payment Intangibles;

(g) Goods, including without limitation any and all Inventory, any and all Equipment and any and all Fixtures;

(h) Instruments;

(i) Investment Property;

(j) Letter-of-Credit Rights;

(k) Supporting Obligations;

(l) Money and any and all other personal property and interests in personal property whether or not subject to the UCC;

(m) Any and all books and records, in whatever form or medium, that at any time evidence or contain information relating to any of the foregoing properties or interests in properties or are otherwise necessary or helpful in the collection thereof or realization thereon;

(n) All Accessions and additions to, and substitutions and replacements of, any and all of the foregoing; and

(o) All Proceeds and products of the foregoing, and all insurance pertaining to the foregoing and proceeds thereof;

provided, however, that the Collateral shall not include, and no security interest is hereby granted in, any Excluded Asset.

2.2 Certain Limited Exclusions. Notwithstanding the grant of the security interest and right of setoff in Section 2.1 above, the Collateral shall not include, and such security interest shall not attach to nor shall there be a right of setoff in any of, the following property, whether now owned or hereafter arising or acquired (all being collectively referred to herein as the “Excluded Assets”):

(a) any rights or interest in any agreement covering personal property of Debtor if and for so long as under the terms of such agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Secured Party is prohibited as a matter of law or shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of Debtor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such agreement, and in any event such prohibition has not been or is not waived or the consent of the other party to such agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed to apply if any described prohibition is unenforceable under Sections 9-406, 9-407, 9408 or 9-409 of the UCC (or any successor provision or provisions) or other applicable law and except that the Collateral shall include all Accounts and other revenues, proceeds, or income arising out of or relating to any of the foregoing, and provided further, that, the foregoing exclusion shall in no way be construed to apply to the Venezuelan Receivables, which Debtor represents, upon receipt of the confirmation and estoppel certificates from the Account Debtors thereon, are fully assignable without the further consent of the Account Debtor thereon or any other Person being required; and

(b) any Securities, Investment Property or other Financial Assets now owned or hereafter acquired which are securities in any non-United States entity (owned directly or indirectly by Debtor) that is a Controlled Foreign Corporation in excess of 65% of such entity’s total combined voting power of all classes of stock or other equity interests (now or in the future outstanding) entitled to vote; provided that immediately upon any amendment of the Tax Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by Debtor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation. Further, to prevent a pledge by Debtor in excess of 65% of such stock or equity interests in future transactions, Debtor and Secured Party agree that any Collateral granted to Secured Party that consists of Securities, Investment Property or other Financial Assets in any Controlled Foreign Corporation shall be the same Securities, Investment Property or other Financial Asset that may be granted by Debtor as collateral to any Senior Lender or any other lenders or secured parties under the loan or security agreements for such other Senior Lenders or other lenders or secured parties.

SECTION 3. Representations and Warranties.

Debtor represents and warrants to Secured Party as follows, and such representations and warranties shall be true and correct as of the Closing Date and each date thereafter (except for matters that speak as of a certain date or changes that are otherwise permitted under the Note Documents) until this Agreement terminates in accordance with Section 22:

3.1 Binding Obligation; Perfection. This Agreement constitutes a valid and binding obligation of Debtor, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles. Secured Party has a valid and perfected security interest in the Collateral. Such Security Interests are entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable law as enacted in any relevant jurisdiction which relates to perfected security interests. Such Security Interests constitute a first-priority security interest in the Collateral from the Closing Date until such time as Secured Party enters into an Intercreditor Agreement with any Senior Lender in respect of Senior Debt in accordance with Section 16 of this Agreement, and thereafter shall be a first-priority security interest in the Purchaser Primary Collateral and a junior security interest in all other Collateral. At no time shall Debtor grant to any Person, or suffer to exist, any Lien in and to the Purchaser Primary Collateral (other than (i) the Liens of the depositary bank in the Collection Account to the extent permitted by the Deposit Account Control Agreement or (ii) any Lien of a Senior Lender (or its agent) in the Collection Account to the extent of the Other Proceeds as provided in the last sentence of Section 4.12(a)) until this Agreement terminates in accordance with Section 22.

3.2 Organizational Information; Subsidiaries. The Perfection Certificate sets forth (i) the full, correct and current name of Debtor, as its appears in Debtor’s Organizational Documents, (ii) any names of Debtor other than Debtor’s current name, as set forth on Debtor’s Organizational Documents during the five (5) year period preceding the Closing Date, (iii) Debtor’s type of organization, (iv) Debtor’s jurisdiction of organization and (v) Debtor’s organizational identification number (except where Debtor’s jurisdiction of organization does not assign organizational numbers). Debtor’s sole Subsidiary is Axesstel Korea, a corporation organized under the laws of Korea and having a principal place of business located at Kins Tower 6F 25-1 Jeangja-dong, Bundang-gu Seongnam, Gyeonggi-do, Korea.

3.3 Collateral Locations. The Perfection Certificate sets forth all addresses at which any material Collateral is located, indicating for each whether such location is owned or leased by Debtor, or owned or operated by a third-party such as a warehouseman, consignee or processor. The Perfection Certificate indicates which of the foregoing addresses serves as Debtor’s chief executive office. The Perfection Certificate sets forth the address of all real properties maintained by Debtor, leased or owned, on which any Fixtures are located, together with the name and address as of the date hereof of the landlord of each such property.

3.4 Existing Liens. Except for Permitted Liens, Debtor owns the Collateral, and will own all after-acquired Collateral, free and clear of any Lien. No effective financing statement or other form of lien notice covering all or any part of the Collateral is on file in any recording office except for those in favor of Secured Party or relating to Permitted Liens.

3.5 Governmental Authorizations; Consents; Federal Registration Collateral. No authorization, approval or other action by, and no notice to or filing with, any domestic or foreign governmental authority or regulatory body or consent of any other Person is required for (i) the grant by Debtor of the Security Interests granted hereby or for the execution, delivery or performance of this Agreement by Debtor; or (ii) the exercise by Secured Party of its rights and remedies hereunder. Except as set forth on the Perfection Certificate, none of the Collateral is Federal Registration Collateral. Except for (a) the filing of UCC financing statements with the Secretary of State of Debtor’s jurisdiction of organization and (b) the filing of any necessary registrations, recordations or notices, as applicable, in respect of any Federal Registration Collateral, no authorization, approval or other action by, and no notice to or filing with, any domestic or foreign governmental authority or regulatory body or consent of any other Person is required for the perfection of the Security Interests granted hereby and pursuant to any other Collateral Documents with respect to perfection in Collateral which may be accomplished through the filing of a UCC financing statement or such registration.

3.6 Accounts. Each existing Account constitutes, and each hereafter arising Account will constitute, the legally valid and binding obligation of the applicable Account Debtor. The amount represented by Debtor to Secured Party as owing by each Account Debtor, and the amount set forth on any invoice pertaining to any Account, is, or will be, the correct amount actually and unconditionally owing, except for normal cash discounts and allowances where applicable. No Account Debtor has, or will have, any defense, set-off, claim or counterclaim against Debtor that can be asserted against Secured Party, whether in any proceeding to enforce Secured Party’s rights in the Collateral or otherwise except defenses, setoffs, claims or counterclaims that are not, in the aggregate, material to the value of the Accounts. None of the Accounts is, nor will any hereafter-arising Account be, evidenced by a promissory note or other Instrument other than a check.

3.7 Inventory. All Inventory is, and will be, of good and merchantable quality, free from any material defects. Such Inventory is not, and will not be, subject to any licensing, patent, trademark, trade name or copyright agreement with any Person that restricts Debtor’s or Secured Party’s ability to manufacture and/or sell the Inventory.

3.8 Intellectual Property. As of the Closing Date, Debtor owns no copyright that has been registered with the United States Copyright Office. The Patents and Trademarks listed on the respective schedules to each of the Patent Collateral Assignment and Trademark Collateral Assignment constitute all of the federally registered Intellectual Property owned by Debtor. All of such Intellectual Property owned by Debtor is valid, subsisting and enforceable and all filings reasonably necessary to maintain the effectiveness of such registrations have been made. Debtor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to all Intellectual Property purported to be owned by Debtor, free and clear of any Liens, including without limitation licenses and covenants by Debtor not to sue third persons, except for Permitted Liens and non-exclusive licenses granted in the ordinary course of business. Without limiting the foregoing, none of the Intellectual Property owned by Debtor is subject to an exclusive license in favor of any Person. Debtor has no notice of any suits or actions commenced or threatened with reference to any Intellectual Property. The execution, delivery and performance of this Agreement by Debtor will not violate or cause a default under any Intellectual Property or any agreement in connection therewith which could reasonably be expected to have a Material Adverse Effect.

3.9 Certain Collateral Disclosures. Except in each case as set forth on the Perfection Certificate, Debtor has no ownership interest in any Chattel Paper, Commercial Tort Claims, Documents, or Equipment covered by any certificate of title.

3.10 Control Arrangements. Except for (a) control arising by operation of law in favor of banks and securities intermediaries having custody over Deposit Accounts and Securities Accounts set forth on the Perfection Certificate and (b) control by any Senior Lenders (or their agent) described in Section 4.17, no Person has control of any Deposit Accounts (other than the Collection Account), Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights in which Debtor has any interest. No Person has control over the Collection Account except Secured Party.

3.11 Equity Interests. Debtor is the record and beneficial owner of the equity interests in its Subsidiaries, free and clear of all Liens, rights or claims of any other Person other than Secured Party and Permitted Liens. As of the Closing Date, no Subsidiary of Debtor has opted to have interests in such entity treated as securities under the Uniform Commercial Code of any jurisdiction.

3.12 Accurate Information. All information heretofore, herein or hereafter supplied to Secured Party by or on behalf of Debtor with respect to the Collateral is and will be accurate and complete in all material respects as and when made.

3.13 Venezuelan Receivables. The information relating to Accounts provided by Debtor to Secured Party in connection with the Closing (a) includes substantially all historical transactions between Debtor, any predecessor-in-interest to Debtor, or any Affiliate of Debtor, on the one hand, and CANTV, Telefonica Venezuela and their respective Affiliates on the other hand, and (b) when amalgamated with the Venezuelan Receivables, will represent a full and complete list of all transactions that Debtor, any predecessor-in-interest to Debtor, or any Affiliate of Debtor has made with CANTV, Telefonica Venezuela and their respective Affiliates. There has never been a transaction between Debtor, any predecessor-in-interest to Debtor, or any

Affiliate of Debtor on the one hand, and CANTV, Telefonica Venezuela and their respective Affiliates on the other hand as to which (y) CANTV, Telefonica Venezuela and or their respective Affiliates has refused to make any payment in excess of $1,000, or (z) which has resulted in a write off in excess of $1,000 for lack of payment.

3.14 Survival of Representations and Warranties. All representations and warranties of Debtor contained in this Agreement shall survive the execution and delivery of this Agreement.

SECTION 4. Covenants and Further Assurances.

4.1 Name or Entity Changes. Debtor shall not change Debtor’s name, type of organization or jurisdiction of organization. Debtor shall at all times maintain its due organization, valid existence and good standing under the laws of the state of its organization, and preserve and keep in full force and effect all foreign and other qualifications, licenses and registrations in those jurisdictions in which the failure to do so would be reasonably likely to have a Material Adverse Effect.

4.2 Accounts. Except as otherwise provided in this Section 4.2, Debtor shall continue to collect, at its own expense, all amounts due or to become due to Debtor with respect to Accounts and apply such amounts as they are collected to the outstanding balances thereof. In connection with such collections, Debtor may take (and, at Secured Party’s direction during the continuance of any Event of Default, shall take) such action as Debtor or Secured Party may deem necessary or advisable to enforce collection of the Accounts. Secured Party shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) notify the Account Debtor under any Accounts (or any other Person obligated thereon) of the Lien granted upon such Accounts in favor of Secured Party and to direct such Account Debtors and other Persons to make payment of all amounts due or to become due or otherwise render performance directly to Secured Party; (ii) exercise the rights of Debtor with respect to the obligation of the Account Debtor to make payment or otherwise render performance to Debtor and with respect to any property that secures the obligations of the Account Debtor or any other Person obligated on the Collateral; and (iii) adjust, settle or compromise the amount or payment of such Accounts. After the occurrence and during the continuance of an Event of Default all amounts and Proceeds received by Debtor with respect to the Accounts shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Debtor and shall be forthwith paid over to Secured Party in the same form as so received (with any necessary endorsement), in each case subject, however, to Permitted Senior Liens and the terms of any Intercreditor Agreement. Debtor shall not adjust, settle or compromise the amount or payment of any Account relating to the Venezuelan Receivables, or release wholly or partly any Account Debtor relating to the Venezuelan Receivables, or allow any credit or discount thereon (other than credits and discounts in the ordinary course of business and in amounts which are not material to Debtor) without the prior consent of Secured Party. At all times, all Venezuelan Receivables Proceeds shall be remitted to Collection Account in accordance with Section 4.12(a).

4.3 Intellectual Property.

(a) Debtor shall concurrently herewith execute and deliver to Secured Party a Patent Collateral Assignment and Trademark Collateral Assignment and all other documents, instruments and other items as may be reasonably necessary for Secured Party to file such agreements with the United States Patent and Trademark Office.

(b) Upon Debtor obtaining or acquiring any ownership interest in any copyright that is registered by Debtor or a prior owner of the copyright with the United States Copyright Office, Debtor shall give to Secured Party prompt written notice thereof and shall execute and deliver to Secured Party a Copyright Collateral Assignment and such other documents, instruments and other items as may be reasonably necessary for Secured Party to file such agreement with the United States Copyright Office. In the event Debtor acquires or becomes entitled to any other new or additional Federal Registration Collateral consisting of Intellectual Property, or rights thereto, Debtor shall give to Secured Party prompt written notice thereof, and shall amend (and hereby so authorizes Secured Party to amend) the schedules to the respective Copyright Collateral Assignment, Patent Collateral Assignment and Trademark Collateral Assignment or enter into new or additional collateral assignments to include any such new or additional Intellectual Property.

(c) To the extent commercially reasonable to do so, Debtor shall: (i) diligently prosecute any Intellectual Property application at any time pending; (ii) make application for registration or issuance of all new or additional Intellectual Property as reasonably deemed appropriate by Debtor; (iii) preserve and maintain all rights in the Intellectual Property; and (iv) use commercially reasonable efforts to obtain any consents, waivers or agreements necessary to enable Secured Party to exercise its remedies with respect any and all Intellectual Property.

(d) Debtor shall not abandon any material right to file an Intellectual Property application nor shall Debtor abandon any material pending Intellectual Property application, or registered Intellectual Property if such abandonment could result in a Material Adverse Effect.

(e) If such action could result in a Material Adverse Effect, (i) Debtor shall not sell or assign its interest in, or grant any exclusive license under, any Intellectual Property or enter into any other agreement with respect to any Intellectual Property, and (ii) Debtor shall not take any action or permit any action to be taken by others subject to its control, including licensees, or fail to take any action which would affect the validity or enforcement of the rights granted to Secured Party under this Agreement.

(f) Debtor agrees (i) to maintain the quality of any and all products in connection with which the Trademarks are used, consistent with commercially reasonable business practices, and (ii) to provide Secured Party, upon Secured Party’s request from time to time, with a certificate of an officer of Debtor certifying Debtor’s compliance with the foregoing. Upon the occurrence and continuance of an Event of Default, Debtor agrees that Secured Party, or a conservator appointed by Secured Party, shall have the right to establish such additional product quality controls as Secured Party, or said conservator, in its reasonable judgment, may deem necessary to assure maintenance of the quality of products sold by Debtor under the Trademarks.

(g) Debtor hereby assigns, transfers and conveys to Secured Party a non-exclusive right to use all Intellectual Property owned or used by Debtor solely to the extent necessary to enable Secured Party, effective upon the occurrence of any Event of Default to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral. This right and assignment shall inure to the benefit of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and assignment is granted free of charge, without requirement that any monetary payment whatsoever including, without limitation, any royalty or license fee, be made to Debtor or any other Person by Secured Party or any other Person.

4.4 Bailees. Except as identified on the Perfection Certificate, no Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Debtor’s agents or processors without prior written notice to Secured Party and the receipt by Secured Party, if Secured Party has so requested, of warehouse receipts or bailee lien waivers (as applicable) satisfactory to Secured Party prior to the commencement of such possession or control. Debtor shall, upon the request of Secured Party, notify any such warehouse, consignee, bailee, agent or processor of the Security Interests, shall instruct such Person to hold all such Collateral for Secured Party’s account subject to Secured Party’s instructions (subject to Permitted Senior Liens and any Intercreditor Agreement, and any other Permitted Lien that is senior to Secured Party’s Lien by operation of law), and shall obtain an acknowledgement from such Person that such Person holds the Collateral for Secured Party’s benefit.

4.5 Tangible Chattel Paper and Instruments. Debtor shall not allow any Person to be perfected by possession in any Tangible Chattel Paper or Instruments except Secured Party or the holders of any Permitted Senior Lien (or their agent) as described in Section 4.17.

4.6 Letters of Credit. Debtor shall deliver to Secured Party all Letters of Credit relating to the Venezuelan Receivables, if any, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party. Debtor also shall deliver to Secured Party all security agreements securing any such Letters of Credit. Debtor shall take any and all actions as may be necessary or desirable, or that Secured Party may request, from time to time, to cause Secured Party to obtain exclusive “control” (within the meaning of Section 9-107 of the UCC) of any Letter-of-Credit Rights relating to the Venezuelan Receivables owned by Debtor in a manner acceptable to Secured Party. Debtor shall not allow any Person to be perfected by control in any Letter-of-Credit-Right except Secured Party (with respect to any Letter-of-Credit Right relating to the Venezuelan Receivables) or the holders of any Permitted Senior Lien (or their agent) as described in Section 4.17 (with respect to any other Letter-of-Credit Right).

4.7 Equipment. Debtor shall cause all Equipment to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Upon request of Secured Party following the occurrence and continuance of an Event of Default, Debtor shall promptly deliver to Secured Party any and all certificates of title, applications for title or similar evidence of ownership of all Equipment and shall cause Secured Party to be named as lienholder on any such certificate of title or other evidence of ownership (subject to Permitted Senior Liens and any Intercreditor Agreement, and any other Permitted Lien that is senior to Secured Party’s Lien by operation of law). Debtor shall promptly inform Secured Party of any sales or deletions from the Equipment, other than deletions pursuant to any asset sale permitted by the Securities Purchase Agreement or sales in the ordinary course of business.

4.8 Investment Property; Securities; Financial Assets. Debtor shall not allow any Person except Secured Party or the holder of a Permitted Senior Lien (or its agent) to be perfected by control or possession in any Investment Property, Security or Financial Asset (except the Lien of the bank or securities intermediary at which such account is maintained to the extent such Lien secures obligations relating to management and servicing of the account).

4.9 General Intangibles. Debtor shall use commercially reasonable efforts as reasonably requested by Secured Party to obtain any consents, waivers or agreements necessary to enable Secured Party to exercise remedies hereunder and under the other Collateral Documents with respect to any of Debtor’s rights under any General Intangibles, including Debtor’s rights as a licensee of Software.

4.10 Commercial Tort Claims. Debtor shall promptly advise Secured Party upon Debtor becoming aware that it has any interest in Commercial Tort Claims. With respect to any Commercial Tort Claim in which Debtor has any interest, Debtor shall execute and deliver such documents as may be necessary or desirable, or that Secured Party may request, to create, perfect and protect Secured Party’s Security Interest in such Commercial Tort Claim.

4.11 Taxes and Claims. Debtor shall pay when due all property and other taxes, assessments and governmental charges imposed upon, and all claims against, the Collateral (including claims for labor, materials and supplies); provided that no such tax, assessment or charge need be paid to the extent the same is subject to a Permitted Contest and the same may be contested without risk of loss or forfeiture or material impairment of the Collateral or the use thereof.

4.12 Bank Accounts; Remittance of Venezuelan Receivables Proceeds into Collection Account.

(a) Debtor has entered into a deposit account control agreement (the “Deposit Account Control Agreement”) with Silicon Valley Bank (“SVB”) and Secured Party, for the benefit of Secured Party, with respect to a Deposit Account, as such term is defined in the Deposit Account Control Agreement (such Deposit Account is referred to herein as the

“Collection Account”). All proceeds of the Venezuelan Receivables (the “Venezuelan Receivables Proceeds”) shall be remitted by wire transfer from the respective Account Debtor to the Collection Account, or shall be paid by check payable to the order of Debtor but remitted to Secured Party’s address. In the event any Venezuelan Receivables Proceeds are remitted to Debtor directly, Debtor shall deposit the Venezuelan Receivables Proceeds into the Collection Account within one (1) Business Day of receipt by Debtor. Debtor shall not establish any Deposit Account with any financial institution with respect to the Venezuelan Receivables Proceeds unless prior thereto Secured Party and Debtor shall have entered into a deposit account control agreement with such financial institution and each Account Debtor obligated on a Venezuelan Receivable, Debtor and Secured Party shall have executed and delivered a Confirmation and Estoppel Certificate in form and content acceptable to Secured Party, unless Secured Party shall have expressly and in writing waived such requirements. Debtor represents that it has irrevocably instructed the Account Debtors obligated on the Venezuelan Receivables to remit, or to cause to be remitted, all proceeds of the Venezuelan Receivables in accordance with this paragraph. Secured Party acknowledges that deposits and proceeds of Accounts other than from the Venezuelan Receivables (the “Other Proceeds”) will be deposited from time to time into the Collection Account and that, unless an Event of Default has occurred and is continuing, Debtor is entitled to receive such Other Proceeds. To facilitate the foregoing, by the close of business in New York on two non-consecutive Business Days each week Secured Party shall instruct SVB to transfer such Other Proceeds to Debtor or an account designated by Debtor. Secured Party and Debtor shall cooperate with each other to review the funds received into the Collection Account in order that Secured Party may direct SVB to transfer the Other Proceeds to Debtor as provided above; provided, however, that Debtor shall be responsible for providing to Secured Party all supporting documentation showing the source of the deposits into the Collection Account and an itemization allocating the deposits to either Venezuelan Receivables Proceeds or to Other Proceeds. Further, notwithstanding any other provision of this Agreement, Debtor may grant Liens in the Collection Account to Senior Lenders but only with respect to the Other Proceeds; provided that, until the Venezuelan Receivables have been paid in full in cash, no Senior Lender shall be perfected by control in the Collection Account.

(b) In the event of any failure by Secured Party to instruct SVB to transfer such Other Proceeds to Debtor or an account designated by Debtor in accordance with Section 4.12(a), Debtor shall provide Secured Party with prompt telephonic and written notice of such failure and Secured Party shall have 48 hours after receipt of such notice to cure the alleged failure. Debtor shall continue to cooperate with Secured Party during such period to evaluate the source of the credits to the Collection Account. If Secured Party does not cure such failure within such 48-hour period, and such failure is not waived by Debtor and Debtor has fully cooperated in providing information requested by Secured Party relating to the source of the deposits into the Collection Account so that Secured Party may determine which of such credits constitute Venezuelan Receivables Proceeds and which constitute Other Proceeds, Debtor may exercise any and all rights and remedies available to it at law or in equity, including obtaining injunctive relief.

4.13 Separateness. Debtor shall at all times: (a) do business exclusively under its own name and employer and taxpayer identification number, hold itself out to the public as a legal entity separate and distinct from any other Person (and not as a department or division of any other Person), and correct any misunderstandings known to it regarding its separate identity from its Affiliates; (b) use its own separate stationery, invoices and checks; (c) use its own logos and trademarks and not share any common logo or trademark with any other Person (except its Subsidiaries); (d) observe all corporate or equivalent formalities for maintaining its status as a valid separate entity; and (e) maintain its records, books of account, bank accounts and other assets and properties separate and apart from those of any other Person and not commingle any of them with those of any other Person.

4.14 Collateral Generally.

(a) Debtor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto (or similar documents required by any laws of any applicable jurisdiction), relating to all or any part of the Collateral without the signature of Debtor (to the extent such signature is required under the laws of any applicable jurisdiction), which financing statements may describe the Collateral as “all assets” or “all personal property” or words of like import.

(b) Debtor will furnish to Secured Party, from time to time upon request, statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral as Secured Party may reasonably request, all in reasonable detail.

(c) Debtor shall not use or permit any Collateral to be used unlawfully or in violation of any provision of applicable law, or any policy of insurance covering any of the Collateral.

(d) Subject to the next sentence, Debtor shall keep the Collateral (other than Collateral in the possession of Secured Party, cash on deposit in permitted Deposit Accounts and investments in permitted Securities Accounts) at the locations maintained by Debtor and set forth on the Perfection Certificate. Debtor shall give Secured Party not less than thirty (30) days prior written notice of any change in Debtor’s chief executive office and principal place of business or of any new location of business or any new location for any of the Collateral. With respect to any new location (which in any event shall be within the continental United States), Debtor shall execute and deliver such instruments, documents and notices and take such actions as may be necessary or desirable, or that Secured Party may reasonably request, to create, perfect and protect the Security Interests.

(e) Debtor shall keep full and accurate books and records relating to the Collateral and shall stamp or otherwise mark such books and records in such manner as Secured Party may reasonably request indicating that the Collateral is subject to the Security Interests and other Permitted Liens.

(f) Except as otherwise permitted herein or by the Securities Purchase Agreement, Debtor shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except that Debtor may sell Inventory to Buyers in the Ordinary Course of Business and may license General Intangibles to Licensees in the Ordinary Course of Business and Debtor may grant Permitted Liens; (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral to secure indebtedness of Debtor or any other Person except for the Security Interests or Permitted Liens; (iii) enter into any agreement that limits or makes subject to the approval of any Person the Debtor’s right, power or authority to pay the Obligations; or (iv) except for the Intercreditor Agreement and agreements described therein to be entered into by Debtor, enter into any agreement that limits or makes subject to the approval of any Person the Debtor’s right, power or authority to perform any of its other obligations under this Agreement or any other Note Document.

(g) Beyond the safe custody thereof, Debtor agrees that Secured Party shall have no duties concerning the custody and preservation of any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property. Secured Party shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by Secured Party in good faith.

(h) Debtor shall at all times maintain insurance with respect to the Collateral in compliance with the requirements of the Securities Purchase Agreement. Debtor assumes all liability and responsibility in connection with the Collateral acquired by it, and the liability of Debtor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, stolen, damaged, or for any reason whatsoever unavailable to Debtor.

4.15 Federal Compliance.

(a) Debtor shall promptly notify Secured Party in writing upon obtaining or acquiring any interest in any other material Federal Registration Collateral, and shall promptly shall take such steps as may be necessary or desirable, or that Secured Party may reasonably request, in order to perfect any Security Interests in such Federal Registration Collateral.

(b) Debtor shall promptly notify Secured Party in writing of any Collateral which constitutes a claim against the United States government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal law. Upon the request of Secured Party, Debtor shall take such steps as may be necessary or desirable, or that Secured Party may reasonably request, to comply with any applicable federal assignment of claims laws and other comparable laws.

(c) Debtor shall not produce any Inventory in violation of any provision of the Fair Labor Standards Act of 1938, or in violation of any other law.

4.16 Debtor Remains Liable Under Its Contractual Agreements. Anything herein to the contrary notwithstanding: (i) Debtor shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein and shall perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (ii) the exercise by Secured Party of any of the rights hereunder shall not release Debtor from any of its duties or obligations under the contracts and agreements included in the Collateral; (iii) Secured Party shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder; and (iv) Secured Party shall not have any liability in contract or tort for Debtor’s acts or omissions.

4.17 Perfection in Collateral by Any Senior Lender (or its Agent). In connection with the creation of any Permitted Lien to secure any Senior Debt, (i) prior to granting such Liens, Debtor shall have granted to Secured Party a Lien in the same assets being pledged to the Senior Lenders (or their agent) for such Senior Debt, (ii) Debtor shall cause any Lien granted in favor of the Senior Lenders (or their agent) and Secured Party to be perfected in the same manner, although (A) the priority of such Liens shall be subject to subordination by Secured Party pursuant to the relevant Intercreditor Agreement as provided in Section 16 and (B) with respect to the Purchaser Primary Collateral, the Liens in favor of Secured Party shall be exclusive and no Senior Lender (or its agent) shall have a Lien or senior right to any Purchaser Primary Collateral, except as to the Collection Account but only to the extent of Other Proceeds as described in the last sentence of Section 4.12(a), and (iii) Debtor shall cause the perfection of the Liens in favor of Secured Party to be maintained at all times until this Agreement is terminated in accordance with Section 22. In connection therewith, Debtor agrees that the Senior Lenders (or their agent), to the extent they are perfected in any Collateral by control or possession, shall hold and be perfected in such Collateral as agent for themselves and as agent for Secured Party, including, without limitation, perfection in any and all Instruments, Investment Property, Chattel Paper, Electronic Chattel Paper, Deposit Accounts (other than the Collection Account in which Secured Party shall have the exclusive right to perfect by control), and Letter-of-Credit Rights (provided that all Letter-of-Credit Rights relating to the Purchaser Primary Collateral, if any, shall be delivered to and perfected by Secured Party directly in accordance with Section 4.6). Further, Debtor agrees that any rights obtained by any Senior Lenders (or their agent) in and to any other Collateral, such as pursuant to landlord waivers, bailment or warehouse agreements, under any state or federal assignment of claims act, or with respect to any Intellectual Property, shall be given for the benefit of such Senior Lenders (or their agent) and Secured Party. The foregoing provisions are in each case subject to the specific terms of the applicable Intercreditor Agreements.

4.18 Other Documents and Actions. Debtor shall, from time to time, at its expense, promptly execute and deliver all further instruments, documents and notices and take all further actions that may be reasonably necessary or desirable, or that Secured Party may reasonably request, in order to create, perfect and protect any Security Interests, or to better enable Secured Party to exercise and enforce its rights and remedies hereunder or under any other Collateral Document with respect to any Collateral. Without limiting the generality of the foregoing, Debtor shall: (i) at any reasonable time, upon demand by Secured Party, exhibit the Collateral to allow inspection of the Collateral by Secured Party or Persons designated by Secured Party and to examine and make copies of the records of Debtor related thereto, and to discuss the Collateral and the records of Debtor with respect thereto with, and to be advised as to the same by, Debtor’s officers and employees and, after the occurrence and during the continuance of an Event of Default, with any other Person which is or may be obligated with respect to any Collateral; and (ii) upon Secured Party’s request, appear in and defend any action or proceeding that may affect Debtor’s title to or Secured Party’s Security Interest in the Collateral or Secured Party’s enforcement of its rights with respect to any Collateral against any Account Debtor or any other Person.

SECTION 5. Remedial Provisions.

(a) Upon the occurrence and during the continuance of an Event of Default, Secured Party or its attorneys shall have the right without notice or demand or legal process (unless the same shall be required by applicable law), personally, or by an agent, (i) to enter upon, occupy and use any premises owned or leased by Debtor or where the Collateral is located (or is believed to be located) until this Agreement is terminated pursuant to Section 22 without any obligation to pay rent to Debtor, to render the Collateral useable or saleable and to remove the Collateral or any part thereof to the premises of Secured Party or its agents for such time as Secured Party may desire in order to effectively collect or liquidate the Collateral, and to use in connection with such removal any and all services, supplies and other facilities of Debtor; (ii) to take possession of Debtor’s original books and records, to obtain access to Debtor’s data processing equipment, computer hardware and Software relating to the Collateral and to use or disclose all of the foregoing and the information contained therein in any manner Secured Party deems appropriate; and (iii) to notify postal authorities to change the address for delivery of Debtor’s mail to an address designated by Secured Party and to receive, open and dispose of all mail addressed to Debtor (subject to any Intercreditor Agreement granting to any Senior Lender (or its agent) such right for the benefit of the Senior Lenders and Secured Party), in which event Debtor shall have the right to receive copies of all mail received by Secured Party. If Debtor’s books and records are prepared or maintained by an accounting service, contractor or other third party agent, Debtor hereby irrevocably authorizes such service, contractor or other agent, upon notice by Secured Party to such Person that an Event of Default has occurred and is continuing, to deliver to Secured Party or its designees such books and records, and to follow Secured Party’s instructions with respect to further services to be rendered.

(b) If any Event of Default shall have occurred and be continuing, Secured Party may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of Secured Party on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may: (i) require Debtor to, and Debtor hereby agrees that it will, at its expense and upon request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at any place or places designated by Secured Party which is reasonably convenient to Secured Party in which event Debtor shall at its own expense (A) forthwith cause the same to be moved to the place or places so designated by Secured Party, (B) store and keep any Collateral so delivered to Secured Party at such place or places pending further action by Secured Party, and (C) while Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain the Collateral in good condition; (ii) withdraw all cash in any Deposit Account and apply such monies in payment of the Obligations; and (iii) without notice except as specified below, sell, lease, license or otherwise dispose of the Collateral or any part thereof by one or more contracts, in one or more parcels at public or private sale, and without the necessity of gathering at the place of sale of the property to be sold, at the offices of Secured Party or its attorneys or elsewhere, at such time or times, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable and in accordance with the UCC.

(c) Debtor agrees that, to the extent notice of sale shall be required by law, a reasonable authenticated notification of disposition shall be a notification given at least ten (10) days prior to any such sale and such notice shall (i) describe Secured Party and Debtor, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of intended disposition, (iv) state that Debtor is entitled to an accounting of the Obligations and state the charge, if any, for an accounting, and (v) state the time and place of any public disposition or the time after which any private sale is to be made. At any sale of the Collateral, if permitted by law, Secured Party may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase, lease, license or other disposition of the Collateral or any portion thereof for the account of Secured Party. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may disclaim any warranties that might arise in connection with the sale, lease, license or other disposition of the Collateral and has no obligation to provide any warranties to the buyer at such sale. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, Debtor hereby specifically waives all rights of redemption, stay or appraisal, which it has or may have under any law now existing or hereafter enacted.

(d) If an Event of Default has occurred and is continuing, Debtor hereby irrevocably authorizes and empowers Secured Party, without limiting any other authorizations or empowerments contained in any of the other Collateral Documents, to assert, either directly or on behalf of Debtor, any Account, Instrument, agreement, document, right or claim Debtor may have from time to time against any other party thereto or any other Person, or to otherwise exercise any right or remedy of Debtor thereunder (including, without limitation, the right to enforce directly against any Person all of Debtor’s rights thereunder, to make all demands and give all notices and to make all requests required or permitted to be made by Debtor thereunder), subject to any Intercreditor Agreement. Debtor hereby absolutely, unconditionally, irrevocably and expressly forever waives (to the fullest extent permitted by applicable law) each and every claim or defense, and agrees that Debtor shall not assert or pursue (by action, suit, counterclaim or otherwise) any claim or defense, respecting (i) any settlement or compromise made by Secured Party with any obligor or other third party under any Account, Instrument, agreement, document or General Intangible included in the Collateral, irrespective of any reduction in the potential proceeds therefrom.

(e) If an Event of Default has occurred and is continuing, the proceeds of any collection, enforcement, sale or other disposition of, or other realization upon, all or any part of the Collateral and any cash held in any Deposit Account shall be applied in the following order: first, to all fees, costs, indemnities, liabilities, obligations (other than principal and interest) and expenses (including attorney’s expenses and fees) incurred by or owing to Secured Party with respect to this Agreement, the other Note Documents or the Collateral, including all costs and expenses of any sale or other disposition; second, to accrued and unpaid interest on the Obligations; and third, to the principal amount of the Obligations. Any balance remaining after giving effect to such application shall be delivered to Debtor or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. If the amount of the proceeds received shall be insufficient to pay and satisfy all of the Obligations in full, Debtor acknowledges and agrees that Debtor shall remain and be liable for any deficiency in the Obligations.

(f) If an Event of Default has occurred and is continuing, Secured Party may exercise any voting, consent, enforcement or other right, power, privilege, remedy or interest of Debtor pertaining to any item of Collateral to the same extent as if Secured Party were the outright owner thereof, including (without limitation) any right that a record or beneficial owner of any Collateral may have, provided that Secured Party shall not be entitled to exercise any of the voting rights of Debtor pertaining to any equity interest in any Subsidiary of Debtor unless and until the Secured Party has given specific written notice to Debtor of Secured Party’s election to exercise one or more, or all, such voting rights.

(g) Debtor acknowledges and agrees that a breach of any of the covenants contained in Sections 4, 5 and 6 hereof will cause irreparable injury to Secured Party and that Secured Party has no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of Secured Party to seek and obtain specific performance of other obligations of Debtor contained in this Agreement, that the covenants of Debtor contained in the Sections referred to in this Section shall be specifically enforceable against Debtor.

(h) No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 6. Attorney-in-Fact.

Debtor hereby irrevocably appoints Secured Party, its nominee, and any other Person whom Secured Party may designate, as Debtor’s attorney-in-fact, with full power during the existence and continuance of any Event of Default to sign Debtor’s name on verifications of Accounts and other Collateral; to send requests for verification of Collateral to Debtor’s customers, Account Debtors and other obligors; to endorse Debtor’s name on any checks, notes, acceptances, money orders, drafts, and any other forms of payment or security that may come into Secured Party’s possession or on any assignments, stock powers, or other instruments of transfer relating to the Collateral or any part thereof; to sign Debtor’s name on any invoice or bill of lading relating to any Collateral, on claims to enforce collection of any Collateral, on notices to and drafts against customers and Account Debtors and other obligors, on schedules and assignments of Collateral, on notices of assignment and on public records; to notify the post office authorities to change the address for delivery of Debtor’s mail to an address designated by Secured Party (subject to any Intercreditor Agreement granting to any Senior Lender (or its agent) such right for the benefit of the Senior Lenders and Secured Party), in which event Debtor shall have the right to receive copies of all mail received by Secured Party; to receive, open and dispose of all mail addressed to Debtor; to execute and deliver any other agreement, document, notice or demand that Debtor is obligated to execute and deliver under this Agreement; to prepare, file and sign Debtor’s name on any proof of claim in bankruptcy, notice of Lien, assignment or satisfaction of any Lien, or any similar document in any action, suit or proceeding by, against or otherwise involving Debtor or any obligor under any Collateral; and to do all things necessary to carry out the terms and provisions of this Agreement. Debtor hereby ratifies and approves all acts of any such attorney and agrees that neither Secured Party nor any such attorney will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law other than, and to the extent of, such Person’s gross negligence or willful misconduct. The foregoing powers of attorney, being coupled with an interest, are irrevocable until the Obligations have been fully paid and satisfied and the Security Interests shall have terminated in accordance with the terms hereof.

SECTION 7. Reinstatement.

In the event any payment of, or any application of any amount, asset or property to, any of the Obligations, or any part thereof, made at any time (including, without limitation, made prior to any applicable Bankruptcy Proceeding) is rescinded or must otherwise be restored or returned by the Secured Party at any time after such payment or application as a result of any Bankruptcy Law, including (without limitation) the application of any Bankruptcy Law in any Bankruptcy Proceeding involving Debtor or any other Person, whether by order of any court, by any settlement approved by any court, or otherwise, then the Security Interests and the other terms and provisions of this Agreement shall continue to apply, or shall be reinstated if not then in effect, as the case may be, with respect to each and every such payment or application to the extent so rescinded, restored or returned, all as though such payment or application had never been made. This right of reinstatement shall apply so long as any applicable preference, rescission, rejection, set aside, fraudulent conveyance, avoidance or similar period available under any Bankruptcy Law has not expired with respect to any such payment or application or any part thereof, irrespective of whether all monetary obligations then outstanding have been paid or satisfied.

SECTION 8. Expenses.

Without limiting Debtor’s obligations under the Securities Purchase Agreement or the other Collateral Documents, Debtor hereby agrees to promptly pay all fees, costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with (i) protecting, storing, warehousing, appraising, insuring, handling, maintaining and shipping the Collateral, (ii) creating, perfecting, maintaining and enforcing Secured Party’s Security Interests and (iii) collecting, enforcing, retaking, holding, preparing for disposition, processing and disposing of the Collateral. The cap on fees set forth in Section 2.2(b) of the Securities Purchase Agreement shall only apply to the fees and expenses incurred by Secured Party in connection with the consummation of the Closing, including the creation or perfection of Secured Party’s Security Interests in the Collateral.

If Debtor fails to promptly pay any portion of the above costs, fees and expenses when due or to perform any other obligation of Debtor under this Agreement, Secured Party may, at its option, but shall not be required to, pay or perform the same and charge Debtor’s account for all fees, costs and expenses incurred therefor, and Debtor agrees to reimburse Secured Party therefor on demand. All sums so paid or incurred by Secured Party for any of the foregoing, any and all other sums for which Debtor may become liable hereunder and all fees, costs and expenses (including attorneys’ fees, legal expenses and court costs) incurred by Secured Party in enforcing or protecting the Security Interests or any of its rights or remedies under this Agreement shall be payable on demand, shall constitute Obligations, shall bear interest until paid at the highest rate provided in the Securities Purchase Agreement and shall be secured by the Collateral.

SECTION 9. Notices.

All notices, approvals, requests, demands and other communications hereunder to be delivered to Debtor or Secured Party shall be given in accordance with the notice provision of the Securities Purchase Agreement.

SECTION 10. Successors and Assigns.

This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors and assigns except that Debtor may not assign its rights or obligations hereunder without the written consent of Secured Party. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or Instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner impair the Security Interests granted to Secured Party hereunder. Secured Party may furnish and disclose from time to time financial statements, documents and other information pertaining to Debtor or any potential assignee or participant (subject to non-disclosure limitations in the Securities Purchase Agreement).

SECTION 11. Changes in Writing.

No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by Secured Party.

SECTION 12. GOVERNING LAW; SUBMISSION TO JURISDICTION.

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER COLLATERAL DOCUMENT OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 13.2 OF THE SECURITIES PURCHASE AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

SECTION 13. WAIVER OF JURY TRIAL.

EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER COLLATERAL DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF DEBTOR AND ITS SUBSIDIARIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF SECURED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SECURED PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVERS IN THIS AGREEMENT AND (ii) ACKNOWLEDGES THAT SECURED PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER NOTE DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

SECTION 14. Special Damages, Etc.

In any dispute relating to any Note Document with Secured Party, Debtor covenants and agrees that Debtor will not seek, recover or retain any, and Debtor hereby absolutely, unconditionally, irrevocably and expressly waives forever any and all, special, exemplary, punitive and/or consequential damages (whether through action, suit, counterclaim or otherwise) to the extent waiver is not limited under Requirements of Law.

SECTION 15. Waiver in Connection With Writ of Possession.

Secured Party shall have the right to proceed by any action at law or in equity to obtain possession of any or all of the Collateral, all without the necessity of posting any bond except where required by law. DEBTOR HEREBY ACKNOWLEDGES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT ARISE OUT OF A COMMERCIAL TRANSACTION AND AGREES THAT IN THE EVENT OF ANY EVENT OF DEFAULT, SECURED PARTY SHALL HAVE THE RIGHT TO AN IMMEDIATE WRIT OF POSSESSION WITHOUT NOTICE OR HEARING. DEBTOR KNOWINGLY AND INTELLIGENTLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE UNDER THE LAWS OF THE STATE ANY JURISDICTION WHERE ANY OF THE COLLATERAL IS LOCATED TO ANY NOTICE OR HEARING AND POSTING OF A BOND BY SECURED PARTY (EXCEPT IN EACH CASE WHERE REQUIRED BY LAW) PRIOR TO SEIZURE BY SECURED PARTY OF THE COLLATERAL OR ANY PORTION THEREOF.

SECTION 16. Lien Subordination.

On the next ensuing occasion subsequent to the date hereof and each time thereafter which Debtor seeks to obtain financing from a Senior Lender that is not an Affiliate of Debtor for the purpose of providing general working capital to Debtor, Secured Party agrees to subordinate its lien in the Collateral other than the Purchaser Primary Collateral to such Senior Lenders; provided, however, that Secured Party shall have an unimpaired right, prior and superior to that of Senior Lenders, as regards all aspects of enforcement of Secured Party’s lien in the Purchaser Primary Collateral and the collection of the Obligations secured by the Purchaser Primary Collateral from Debtor. Secured Party and Debtor agree that in connection with the closing of any Senior Debt, and if the Senior Lenders or the Secured Party requests, Secured Party and Senior Lenders will enter into an Intercreditor Agreement, in form and substance acceptable to each of Secured Party and Senior Lenders, pursuant to which, inter alia, Secured Party will subordinate to Senior Lenders its lien in the Collateral other than the Purchaser Primary Collateral; provided, however, that

(a) Debtor shall not grant to, and Senior Lenders shall acknowledge in the Intercreditor Agreement that they shall not receive, any Lien in and to the Purchaser Primary Collateral and that Secured Party shall at all times have a senior right in and to the Purchaser Primary Collateral, except as to the Collection Account but only to the extent of Other Proceeds as described in the last sentence of Section 4.12(a), irrespective of the time or order of attachment or perfection of any security interest, the lack of attachment or perfection of any security interest, the time or order of filing of any financing statements or other documents, the exercise of control over the Purchaser Primary Collateral, or any statutes, rules, law or court decisions to the contrary, provided further that only Secured Party shall be perfected by control in the Collection Account and no Senior Lender (or its agent) shall have control over the Collection Account;

(b) the Senior Lenders party to any such Intercreditor Agreement shall agree that if they perfect in any of the Collateral by possession or control, or acquire any other rights relating to any of the Collateral, such Senior Lenders (or their agent) shall perfect in or acquire rights relating to such Collateral also as agent for, or for the benefit of, Secured Party, all as more particularly described in Section 4.17 of this Agreement;

(c) no Intercreditor Agreement shall require Secured Party to waive any of its rights as to the Purchaser Primary Collateral or as to Debtor to the extent such waiver may impact Secured Party’s preservation, collection, enforcement or liquidation of the Purchaser Primary Collateral or the collection of the Obligations secured by the Purchaser Primary Collateral;

(d) no Intercreditor Agreement shall impose on Secured Party a standstill period that exceeds 60 days that would restrict Secured Party from exercising any or all of its rights and remedies against Debtor or any of the Collateral, provided that Secured Party offers to the Senior Lenders party to such Intercreditor Agreement the right to cure any defaults under the Note Documents within such 60-day period and any standstill period expires immediately upon the commencement of any Bankruptcy Proceeding by or against Debtor or its material assets; and

(e) neither any Intercreditor Agreement nor the Senior Loan Documents shall restrict Debtor from making or Secured Party from receiving payments in respect of the Obligations owing to Secured Party under the Note Documents from the Purchaser Primary Collateral when and as the same become due and payable, whether by acceleration or otherwise.

For purposes of this Section, Debtor includes, without limitation, any receiver, trustee, custodian, debtor in possession, or corporation created by, or surviving, a merger or acquisition transaction with Debtor.

SECTION 17. Severability.

If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 18. Secured Party’s Right of Setoff.

Upon the occurrence and during the continuation of an Event of Default, in addition to all other rights and remedies that may then be available to Secured Party, Secured Party is hereby authorized at any time and from time to time, without notice to Debtor (any such notice being expressly waived by Debtor) to set off and apply any and all indebtedness at any time owing by Secured Party to or for the credit or the account of Debtor or its Subsidiaries against all amounts which may be owed to Secured Party by Debtor or its Subsidiaries in connection with this Agreement or the other Note Documents.

SECTION 19. Signatures; Counterparts; Integration.

Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement, together with the other Note Documents, constitutes the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 20. Headings.

Headings and captions used in this Agreement are included for convenience of reference and shall not be given any substantive effect.

SECTION 21. No Third Party Beneficiary.

The provisions of this Agreement are solely for the benefit of Secured Party and Debtor and no other Person (except permitted successors and assigns) shall have any rights as a third party beneficiary of any of the provisions hereof.

SECTION 22. Termination.

Subject to the Reinstatement provisions set forth in Section 7 of this Agreement, this Agreement shall terminate, and the Security Interests shall terminate, on the date that all principal, interest and other amounts (including prepayment premiums) required to redeem the Note, together with all other monetary amounts (including for expenses and indemnity obligations) then due and owing under the Note Documents on such date, if any, are paid in full to Secured Party (it being the intention that this Agreement shall terminate at such time even if the other Obligations under the Note Documents shall continue to exist, though not yet reduced to a monetary amount). Upon such termination, Secured Party shall execute such documents and take such actions as Debtor shall reasonably request to evidence such terminations, including filing a UCC termination statement, terminating collateral assignments for any Federal Registration Collateral, and terminating the Deposit Account Control Agreement. The indemnification obligations of Debtor to Secured Party and Debtor’s obligation to pay fees, costs and expenses under Section 8 of this Agreement shall survive the termination of this Agreement.

[Signatures on following page]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

AXESSTEL, INC., as Debtor

By:	/s/ Marv Tseu
Marv Tseu, Chief Executive Officer

Attest:	/s/ Patrick Gray
Patrick Gray, Secretary

CENTURION CREDIT RESOURCES, LLC, as Secured Party

By:	/s/ Brian Jedwab
Name: Brian Jedwab
Title: President

Exhibit A

COLLATERAL ASSIGNMENT OF COPYRIGHTS

THIS COLLATERAL ASSIGNMENT OF COPYRIGHTS, dated as of the     day of             , 200  , is executed by Axesstel, Inc., a Nevada corporation (“Assignor”), to and in favor of Centurion Credit Resources, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignee is the holder of a security interest in and to all copyrights, copyright registrations and copyright applications of Assignor; and

WHEREAS, Assignor desires to reaffirm and record in the United States Copyright Office Assignee’s security interest in and to all of Assignor’s right, title and interest in and to all of Assignor’s registered copyrights.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor hereby grants to Assignee, its successors and assigns, a continuing security interest in the entire right, title and interest of Assignor in and to the copyrights and the registrations thereof and applications therefor listed in Schedule A hereto (collectively, the “Copyrights”), including all products and proceeds of the Copyrights, subject to the terms of the Security Agreement of even date herewith between Assignor and Assignee.

AXESSTEL, INC.

By:
Name:
Title:

Attest:
Name:
Secretary

SCHEDULE A

TITLE OF WORK/YEAR OF CREATION	REGISTRATION NUMBER	DATE OF REGISTRATION

Exhibit B

COLLATERAL ASSIGNMENT OF PATENTS

THIS COLLATERAL ASSIGNMENT OF PATENTS, dated as of the     day of             , 200  , is executed by Axesstel, Inc., a Nevada corporation (“Assignor”), to and in favor of Centurion Credit Resources, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignee is the holder of a security interest in and to all patents, patent registrations and patent applications of Assignor; and

WHEREAS, Assignor desires to reaffirm and record in the United States Patent and Trademark Office Assignee’s security interest in and to all of Assignor’s right, title and interest in and to all of Assignor’s registered patents.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor hereby grants to Assignee, its successors and assigns, a continuing security interest in the entire right, title and interest of Assignor in and to the patents and the registrations thereof and applications therefore listed in Schedule A hereto (collectively, the “Patents”), including without limitation all products and proceeds of the Patents and any claim by Assignor against third parties for past, present or future infringement of any Patent, subject to the terms of the Security Agreement of even date herewith between Assignor and Assignee.

AXESSTEL, INC.

By:
Name:
Title:

Attest:
Name:
Secretary

SCHEDULE A

DOCKET NO.	TITLE	FILING DATE/ (APPLICATION NO.)	ISSUED DATE AND NO.

Exhibit C

COLLATERAL ASSIGNMENT OF TRADEMARKS

THIS COLLATERAL ASSIGNMENT OF TRADEMARKS, dated as of the      day of             , 200  , is executed by Axesstel, Inc., a Nevada corporation (“Assignor”), to and in favor of Centurion Credit Resources, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, Assignee is the holder of a security interest in and to all trademarks, trademark registrations and trademark applications of Assignor; and

WHEREAS, Assignor desires to reaffirm and record in the United States Patent and Trademark Office Assignee’s security interest in and to all of Assignor’s right, title and interest in and to all of Assignor’s registered trademarks.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Assignor hereby grants to Assignee, its successors and assigns, a continuing security interest in the entire right, title and interest of Assignor in and to the trademarks and the registrations thereof and applications therefor listed in Schedule A hereto (collectively, the “Trademarks”), including without limitation all products and proceeds of the Trademarks, together with the goodwill of the business symbolized by the Trademarks, subject to the terms of the Security Agreement of even date herewith between Assignor and Assignee.

AXESSTEL, INC.

By:
Name: Marv Tseu
Title: Chief Executive Officer

Attest:
Name: Patrick Gray
Title: Secretary

SCHEDULE A

DOCKET NO.	TITLE	FILING DATE/ (APPLICATION NO.)	ISSUED DATE AND NO.